Exhibit 99.1

High Roller Reports Q4 and Full Year 2024 Results

Q4 2024 revenue increased 12% YoY to $8.1 million

Active users increased by 40% to 72,000 at the year-end 2024

Ontario market entry in progress with the launch of High Roller in H2, 2025

Las Vegas, Nevada, March 21, 2025 – High Roller Technologies (“High Roller” and the “Company”) (NYSE: ROLR), operator of premium online casino brands High Roller and Fruta, today reported its fourth quarter and full year financial results for the year ended December 31, 2024. High Roller currently offers more than 4,400 games from over 80 game providers, representing one of the widest online casino game portfolios in the world, including video slots, blackjack, roulette, baccarat, craps, video poker, and more.

Ben Clemes, Chief Executive Officer at High Roller Technologies, commented, “We closed the year with a 12%  YoY increase in Q4 revenue and we are taking steps to implement a strategic realignment plan following the successful IPO in October that strengthened our balance sheet. I am confident that we are building a solid foundation to underpin our vision for sustainable, long-term growth as we invest in and execute upon new market expansion, anchored by our High Roller brand and our proven track record of operational excellence.”

Leveraging its expertise in player acquisition, retention, and industry-specific marketing relationships, in 2024 the Company grew its active user base, increased its first-time depositors, and successfully launched Fruta.com into current markets in preparation for further market expansion.

Additionally, High Roller is in the process of applying for a gaming license in Ontario, Canada, where subject to licensure it plans to launch its award-winning online casino brand to the public in H2 2025 and increase its total addressable market by approximately $2 billion.

“As we continue to evolve as an online iCasino operator, I am confident that our premium brand and deep industry expertise are strong tailwinds for us in this dynamic, growing market,” said Clemes.

Full Year 2024 Highlights

●	In October 2024, the Company successfully completed its IPO on the NYSE with gross proceeds of $10 million; net proceeds are allocated for expansion, new user acquisition, launching new brands/verticals, and working capital.

●	Successfully launched Fruta.com in June 2024 as part of High Roller Technologies’ multi-brand strategy.

●	Successfully exited non-growth markets and reallocated capital to higher growth opportunities and new market expansion, while simultaneously streamlining operational costs.

●	High Roller was the recipient of the Best Player Retention 2024 Award at the SiGMA Europe B2C Awards, lauding the company’s ability to successfully engage and entertain its customers.

●	High Roller was honored at the 2024 WN iGaming Summit as Casino Operator of the Year.

Fourth Quarter & Full Year 2024 Financial Summary

●	The Company reported total revenue of $8.1 million for the fourth quarter ended December 31, 2024, an increase of 12%, as compared to $7.2 million during the same quarter that ended December 31, 2023.

●	The Company reported revenue of $27.9 million for the year ended December 31, 2024, as compared to $29.7 million for the year ended December 31, 2023.

●	The Company reported a net loss per share of $ (0.30) for the three months ended December 31, 2024, and a net loss per share of $ (0.82) for the year ended December 31, 2024.

●

The Company made improvements to its balance sheet with increase to cash and cash equivalents position of $6.9 million for FY 2024, compared to $2.1 million for FY 2023 and increases to total asset to $16.6 million up from $11.8 million for the same period in 2023.

Financial Results

Additional information with respect to the Company’s business, operations and financial condition as of and for the three months and twelve months ended December 31, 2024 is contained in the Company’s Annual Report on Form 10-K for the yearly period ended December 31, 2024, which has been filed with the U.S. Securities and Exchange Commission (the “SEC”) at www.sec.gov.

About High Roller Technologies, Inc.

High Roller Technologies, Inc. is a leading global online gaming operator, known for its innovative casino brands, High Roller and Fruta, listed under the ticker ROLR on the NYSE. The Company delivers a cutting-edge real-money online casino platform that is intuitive and user-friendly. With a diverse portfolio of over 4,400 premium games from more than 80 leading game providers, High Roller Technologies serves a global customer base, offering an immersive and engaging gaming experience in the rapidly expanding multi-billion dollar iGaming industry. The online casino features enhanced search engine optimization, machine learning, seamless direct API integrations, faster load times, and superior scalability.

As an award-winning operator, High Roller Technologies continues to redefine the future of online gaming through innovation, performance, and a commitment to excellence. For more information, please visit the High Roller Technologies, Inc. investor relations website, X, Facebook, and LinkedIn pages.

Forward Looking Statements

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the SEC, not limited to Risk Factors relating to its business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Contact

ir@highroller.com

800-460-1039

HIGH ROLLER TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
(in thousands, except share and per share data)	2024	2023	2024	2023

Revenues, net	$8,056	$7,191	$27,882	$29,675

Operating expenses
Direct operating costs:
Related party	626	1,047	2,646	4,289
Other	2,556	2,472	10,296	9,359
General and administrative:			—	—
Related party	7	184	174	493
Other	2,020	2,825	9,189	10,037
Advertising and promotions:			—	—
Related party	548	79	956	1,649
Other	4,020	2,169	9,387	5,955
Product and software development:			—	—
Related party	15	85	208	242
Other	277	64	818	342
Total operating expenses	10,069	8,925	33,674	32,366
Loss from operations	(2,013)	(1,734)	(5,792)	(2,691)

Other expenses
Interest expense, net	(48)	(23)	(125)	(114)
Other income	(1)	39	1	—
Total other expenses	(49)	16	(124)	(114)

Loss before income taxes	(2,062)	(1,718)	(5,916)	(2,805)
Income tax expense	7	4	7	13
Net loss	$(2,069)	$(1,722)	$(5,923)	$(2,818)

Other comprehensive (loss) income
Foreign currency translation adjustment	(184)	175	(167)	54
Comprehensive loss	$(2,253)	$(1,547)	$(6,090)	$(2,764)

Net loss per common share:
Net loss per common share – basic and diluted	$(0.29)	$(0.25)	$(0.82)	$(0.42)
Weighted average common shares outstanding – basic and diluted	7,013,734	6,966,841	7,248,892	6,641,774

HIGH ROLLER TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	As of	As of
	December 31,	December 31,
(in thousands, except share and per share data)	2024	2023

Assets
Current assets
Cash and cash equivalents	$6,869	$2,087
Restricted cash	1,085	1,958
Prepaid expenses and other current assets	825	836
Total current assets	8,779	4,881
Due from affiliates	1,624	702
Deferred offering costs	—	580
Property and equipment, net	372	250
Operating lease right-of-use asset, net	910	—
Intangible assets, net	4,899	5,117
Other assets	41	255
Total assets	$16,625	$11,785

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$1,560	$686
Accrued expenses	4,307	4,300
Player liabilities	662	499
Due to affiliates	3,406	3,972
Short-term unsecured notes payable to stockholders	90	—
Operating lease obligation, current	143	—
Total current liabilities	10,168	9,457
Other liabilities	7	23
Operating lease obligation, noncurrent	729	—
Total liabilities	10,904	9,480
Stockholders’ equity
Preferred stock, $0.001 par value; 10,000,000 shares authorized; none issued and outstanding as of December 31, 2024 and December 31, 2023	—	—
Common stock, $0.001 par value; 60,000,000 shares authorized; 8,350,882 shares and 6,967,278 shares issued and outstanding as of December 31, 2024 and December 31, 2023, respectively	8	7
Additional paid-in capital	31,557	22,052
Accumulated deficit	(27,143)	(21,220)
Accumulated other comprehensive income	1,299	1,466
Total stockholders’ equity	5,721	2,305
Total liabilities and stockholders’ equity	$16,625	$11,785

HIGH ROLLER TECHNOLOGIES, INC. AND SUBSIDIARIES
GAAP NET LOSS TO NON-GAAP ADJUSTED EBITDA

	For the Three Months Ended December 31,
(in thousands)	2024	2023

Revenues	$8,056	$7,191
Net loss	(2,069)	(1,722)

Add back items:
Stock-based compensation expense	300	54
Depreciation and amortization	71	55
Interest expense, net	48	23
Issuance of warrants	250	—
Foreign exchange transaction loss	53	514
Income tax provision	7	4
Adjusted EBITDA	$(1,340)	$(1,072)
Adjusted EBITDA margin	(16.63)%	(14.91)%